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                                                                    Exhibit 4(j)
                                                                    ------------

                                 PROMISSORY NOTE
                                 ---------------


$350,000.00                                                       Lenexa, Kansas
                                                                     May 5, 1998

     FOR VALUE RECEIVED, the undersigned, Integrated Medical Resources, Inc., a Kansas corporation, (the "Maker"), hereby promises to pay on demand, at any time beginning May 29, 1998, to the order of Kardatzke Management, Inc., a Florida corporation (together with its successors and assigns, the "Holder"), the principal sum of Three Hundred Fifty Thousand Dollars ($350,000.00), together with interest at the rate of eight and one-half percent (8.5%) per annum, compounded monthly on the unpaid principal balance hereof. Interest shall be computed on the basis of a 360-day year.

     1. Prepayment. The Maker reserves the right to prepay all or any portion of this Promissory Note at any time and from time to time without premium or penalty of any kind.

     2. Payment Instructions and Allocations. All principal and interest payments made hereunder shall be made in lawful currency of the United States of America or, at the option of the Maker and the Holder, as credit towards the exercise price of one or more options to purchase securities of the Maker which were granted to Holder by Maker pursuant to a Convertible Note dated March 5, 1998, as amended, in the original principal amount of $1,600,000.00.

     3. Assignment. The rights and obligations of the Maker and the Holder of this Promissory Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     4. Amendment/Modification. Any provision of this Promissory Note may be amended, waived or modified upon the written consent of the Holder and the Maker.

     5. Notices. All notices or other communications required to be made hereunder shall be in writing, mailed postage prepaid, or delivered by hand, recognized courier or telecopier, and shall be sent to the Maker or to the Holder at the following addresses:

          If to the Maker, to:
          -------------------
          Integrated Medical Resources, Inc.
          11320 West 79th Street
          Lenexa, Kansas  66214
          Attention:  Troy A. Burns, M.D.
          Facsimile:  (913) 962-7719
          If to the Holder, to:
          --------------------
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          Kardatzke Management, Inc.
          701 Destacada Avenue
          Coral Gables, Florida  33156
          Attention:  E. Stanley Kardatzke, M.D.
          Facsimile:  (305) 663-9180

     or to such other addresses or facsimile numbers as either shall give notice of to the other under this section.

     6. Governing Law. This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

     7. Headings. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

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     IN WITNESS WHEREOF, the undersigned had duly caused this Promissory Note to be executed and delivered at the place specified above and as of the date first written above.


                                             Integrated Medical Resources, Inc.



                                             By:   /s/ Troy A. Burns
                                                --------------------------------
                                             Name:    Troy A. Burns
                                                 -------------------------------
                                             Title:      President
                                                   -----------------------------

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